Exhibit 99.1

Mesa Offshore Trust

JPMorgan Chase Bank, N.A., Trustee

919 Congress Avenue

Austin, Texas 78701

October 9, 2009

Notice of Proposed Public Auction of Mesa Offshore Trust-Related Properties

Dear Unitholder of Mesa Offshore Trust:

As a unitholder of beneficial interest in Mesa Offshore Trust (the “Trust”), you are receiving this notice in connection with the proposed sale of assets (the “Royalty”) of Mesa Offshore Royalty Partnership (the “Partnership”) in accordance with Section 3.02 of the Royalty Trust Indenture, dated December 1, 1982 (the “Trust Indenture”).  The Trust Indenture provides that the Trust will liquidate if the total amount of cash per year received by the Trust falls below certain levels for each of three consecutive years.  As a result of insufficient production on royalty properties nearing the end of their estimated productive lives, royalty income received by the Trust in 2002, 2003 and 2004 fell below the termination threshold set forth in the Trust Indenture.

In accordance with the Trust Indenture and pursuant to the Final Settlement Agreement dated May 18, 2009 (the “Final Settlement Agreement”) and the Final Judgment of the 334th Judicial District Court of Harris County, Texas in MOSH Holding, L.P. v. Pioneer Natural Resources Company; Pioneer Natural Resources USA, Inc.; Woodside Energy (USA), Inc.; and JPMorgan Chase Bank, N.A., as Trustee of the Mesa Offshore Trust Cause No. 2006-01984 dated September 14, 2009 (the “Final Judgment”), the Trustee has instructed Pioneer Natural Resources (“Pioneer”), as Managing General Partner of the Partnership, to sell all of the oil and gas assets of the Partnership.  These assets include the Partnership’s current interests in West Delta Block 61 and Brazos Block A-39.

In addition to the oil and gas assets currently owned by the Partnership, Pioneer will include as part of the sale all of its interest in Brazos Block A-39.  Pursuant to the terms of the Final Settlement Agreement, Pioneer has agreed that the net proceeds from the sale of these assets by Pioneer concurrent with the sale by the Partnership will also be paid to the Trust.

The sale of the properties will be conducted via public auction through The Oil & Gas Asset Clearinghouse (“OGC”) on or about November 11, 2009.  The properties will be offered and sold by the Partnership and Pioneer on an “as is” basis to the highest cash bidder.  Pioneer will establish a dataroom with OGC that will be made available to qualified bidders.  Pioneer will not participate in the bidding for the properties.

Information regarding the Final Settlement Agreement and Final Judgment was reported in the Form 8-K filed by the Trust on September 18, 2009.  Additional information regarding the settlement can be found at www.businesswire.com/cnn/mesaoffshoresettlement.htm. Further information regarding the sale of the properties on November 11, 2009 and other documents containing information about the Trust may be obtained, without charge, in the Trust’s filings with the SEC at the SEC’s website at www.sec.gov, as well as the OGC’s website at www.ogclearinghouse.com.

JPMorgan Chase Bank, N.A.,
Trustee for Mesa Offshore Trust

/s/ Mike Ulrich
Mike Ulrich
Vice President
The Bank of New York Mellon Trust Company, N.A., as attorney-in-fact for the Trustee